Exhibit 3.24
Limited Liability Company
Agreement
Of
Swift Transportation Co. of Virginia, LLC
     This Limited Liability Company Agreement is dated effective April 16, 2010 (the “Effective Date”), by Swift Transportation Co. of Arizona, LLC, a Delaware limited liability company (the “Member”), as the sole member of Swift Transportation Co. of Virginia, LLC, a Delaware limited liability company (the “Company”).
ARTICLE 1
Conversion
     Section 1.1 Conversion. Swift Transportation Co. of Virginia, LLC, a Virginia corporation (the “Predecessor Entity”), first converted into a Delaware corporation which then converted into the Company in accordance with, and with the effect provided in, the Code of Virginia and the Delaware Limited Liability Company Act (the “Act”).
     Section 1.2 Delaware Limited Liability Company. Commencing upon the Effective Date, the Member desires for the Company to be maintained and operated as a limited liability company pursuant to the Act and upon the remaining terms and conditions set forth in this Agreement.
ARTICLE 2
Name and Principal Place of Business
     Section 2.1 Name. The name of the Company is Swift Transportation Co. of Virginia, LLC.
     Section 2.2 Principal Place of Business. The Company’s principal place of business is 2200 South 75th Avenue, Phoenix, AZ 85043.
ARTICLE 3
Business, Purpose, and Term of Company
     Section 3.1 Purpose. The purpose of the Company is to engage in any lawful act or activity for which a limited liability company may be organized.

     Section 3.2 Term of Company. The term of the Company as a limited liability commenced on the Effective Date and shall continue on a perpetual basis unless dissolved pursuant to Article 8 of this Agreement.
     Section 3.3 Delaware Registered Offices and Agent for Service of Process. The Company shall maintain a Delaware registered office and agent for service of process as required by the Act. If the registered agent ceases to act as such for any reason or the registered office shall change, then the Member may designate a replacement registered agent or file a notice of change of address of the registered office.
     Section 3.4 Sole Member. The Company shall at all times be and remain a single member limited liability company, and it shall not have more than one Member at any time; nor shall the Member be entitled to divide or subdivide the Membership Interest in any manner whatsoever.
ARTICLE 4
Capital Contributions and Issuance of Membership Units
     Section 4.1 Capital Contributions by Member. The Member is not obligated to make any Capital Contributions to the Company.
     Section 4.2 Issuance of Membership Units. The Company shall issue 1,000 membership units to the Member. The Company shall be authorized to issue a Certificate of Membership reflective of the Membership Interest. No other Membership Interest or units thereof shall be issued without the prior written consent of the Member.
ARTICLE 5
Income, Deductions and Distributions
     Section 5.1 Income. All items of income, gain, loss, deduction and credit of the Company (including, without limitation, items not subject to federal or state income tax) shall be treated for federal and state income tax purposes as items of income, gain, loss, deduction and credit of the Member or as otherwise applicable under federal or state law.
     Section 5.2 Allocation of Distributions. To the fullest extent permitted by law, all distributions of cash or other assets of the Company shall be made to the Member when and as determined by the Member.
ARTICLE 6
Management of the Company
     Section 6.1 General. The Member shall also be the Manager of the Company and, in the latter capacity, shall be responsible for the management of the Company. The Manager shall have the right, power and authority to manage, direct and control all of the business and affairs of the Company, to transact business on behalf of the Company, to sign for the Company or on behalf of the Company or otherwise to bind the Company.
ARTICLE 7
Manager
     Section 7.1 Delegation of Powers of Manager. The Manager shall have full, exclusive, and complete discretion, power, and authority, subject in all cases to the other provisions of this Agreement and the requirements of applicable law, to delegate the management, control, administration, and operation of the business and affairs of the Company or the custody of the Company’s assets for all purposes stated in this Agreement. Such delegation shall be as provided in such documentation as the Manager shall determine. Any such delegation shall not cause the Manager to cease to be the Manager.
     Section 7.2 Officers. The Manager may appoint individuals with or without such titles as it may elect, including the titles of President, Vice President, Treasurer, and Secretary, to act on behalf of the Company with such power and authority as the Manager may delegate in writing to any such Persons.
     Section 7.3 Powers of Manager. The Manager shall have the right, power and authority, in the management of the business and affairs of the Company, to do or cause to be done any and all acts deemed by the Manager to be necessary or appropriate to effectuate the business, purposes and objectives of the Company at the expense of the Company, including but not limited to the execution of all documents or instruments in all matters necessary, desirable, convenient or incidental to the purpose of the Company or the making of investments of Company funds.
     Section 7.4 Reliance by Third Parties. Any Person dealing with the Company may rely on a certificate signed by the Manager as to:
          (a) the identity of the Member, the Manager, or any officer of the Company;
          (b) the existence or non-existence of any fact or facts which constitute a condition precedent to acts by the Manager or are in any matter germane to the affairs of the Company;
          (c) the Persons who are authorized to execute and deliver any instrument or document of or on behalf of the Company; or
          (d) any act or failure to act by the Company or as to any other matter whatsoever involving the Company.

ARTICLE 8
Dissolution
     Section 8.1 Required Dissolution. The Company shall be dissolved, and shall wind up its affairs, upon the first to occur of the following:
          (a) the determination by the Member to dissolve the Company;
          (b) the termination of the legal existence of the last remaining member of the company or the occurrence of any other event which terminates the continued membership of the last remaining member of the Company unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act; or
          (c) the entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.
     Section 8.2 Permitted Dissolution. The Company may be dissolved by the Member in its discretion.
ARTICLE 9
Limitations on Dissolution
     Section 9.1 Limitations on Dissolution. Notwithstanding any other provision of this Agreement, the bankruptcy (as defined in the Act) of the Member shall not cause the Member to cease to be a member of the Company and upon the occurrence of such an event, the Company shall continue without dissolution.
ARTICLE 10
Governing Law
Section 10.1 Governing Law. This Agreement, including its existence, validity, construction and operating effect, and the rights of each of the parties hereto, shall be governed by and construed in accordance with the laws of the State of Delaware.
ARTICLE 11
Indemnification and Fiduciary Duties
     Section 11.1 Exemption from Liability. To the maximum extent permitted by applicable law, the Manager shall not be liable to the Company or any other third party (a) for mistakes of judgment, (b) for any act or omission suffered or taken by it, or (c) for losses due to any such mistakes, action or inaction.
     Section 11.2 Indemnification. Except as may be restricted by applicable law, the Manager shall not be liable for and the Company shall indemnify the Manager against, and agrees to hold the Manager harmless from, all liabilities and claims (including reasonable attorney’s fees and expenses in defending against such liabilities and claims) against the Manager, arising from the Manager’s performance of its duties in conformance with the terms of this Agreement.

     Section 11.3 Reliance of Experts. The Manager may consult with legal counsel or accountants selected by the Manager and, to the maximum extent permitted by applicable law, any action or omission suffered or taken in good faith in reliance and in accordance with the written opinion or advice of any such counsel or accountants (provided such counsel or accountants have been selected with reasonable care) shall be fully protected and justified with respect to the action or omission so suffered or taken.
     Section 11.4 Insurance. The Company shall have the power to purchase insurance on behalf of any Person who is or was a Member, Manager or agent of the Company against any such claims, demands, losses, damages, liabilities or expenses incurred by such Person in such capacity or arising out of such Person’s status as a Member, Manager or agent of the Company, whether or not the Company would have the power to indemnify such Person under the provisions of Section 11.2 or under applicable law.
     Section 11.5 Other Activities. The Member may engage in activities outside of the Company, including activities that complete with the Company and the Member shall have no duty to make any report or accounting to the Company. The Member shall devote whatever time, effort and skill as such Member, in its discretion, deems appropriate for the operation of the Company.
     Section 11.6 Fiduciary Duties. The fiduciary duties of the Member to the Company are hereby eliminated except to the limited extent expressly provided in this Agreement.
ARTICLE 12
Winding Up and Distribution of Assets
     Section 12.1 Winding Up. If the Company is dissolved, the Member shall wind up the affairs of the Company.
     Section 12.2 Distribution of Assets. Upon the winding up of the Company, subject to the provisions of the Act, the Member (or, if there is no Member, the personal representative or other successor to the last remaining Member) shall pay or make reasonable provision to pay all claims and obligations of the Company, including all costs and expenses of the liquidation and all contingent, conditional or unmatured claims and obligations that are known to the Member (or, if there is no Member, the personal representative of or other successor to the last remaining Member) but for which the identity of the claimant is unknown. If there are sufficient assets, such claims and obligations shall be paid in full and any such provision shall be made in full. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority and, among claims and obligations of equal priority, ratably to the extent of assets available therefor. Any remaining assets shall be distributed to the Member.
     Section 12.3 Termination. The Company shall terminate when (a) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company shall have been distributed to the Member in the manner provided for in this Agreement and (b) a Certificate of Cancellation shall have been filed in the manner required by the Act.

ARTICLE 13
Disregarded Entity
     Section 13.1 Disregarded Entity. The Company is being organized as, and shall remain, a single member limited liability company. So long as there is only one Member, the Company shall be treated as a disregarded entity for federal and state income tax purposes under Section 7701 of the Code, the Treasury Regulations thereunder, and applicable state law, and neither the Company or the Member, shall take any action or make any election which is inconsistent with such tax treatment. Anything to the contrary herein notwithstanding, the Company shall not, whether by taking or failing to take any voluntary act, by authorizing or permitting another Person or governmental entity to take or fail to take any voluntary act, or by failing to oppose any attempted act by any other Person or governmental entity, either (a) elect to classify the Company as a corporation for tax purposes or (b) otherwise change its status, for tax purposes, in any way whatsoever from that of a disregarded entity.
ARTICLE 14
Definitions
     As used herein, the following terms shall have the indicated definitions.
     Section 14.1 “Act” means as defined in Section 1.1 of this Agreement.
     Section 14.2 “Agreement” means this Limited Liability Company Agreement, as may be amended from time to time.
     Section 14.3 “Capital Contribution” means any contribution by the Member to capital of the Company.
     Section 14.4 “Code” means the Internal Revenue Code of 1986, as amended.
     Section 14.5 “Company” means Swift Transportation Co. of Virginia, LLC, a Delaware limited liability company.
     Section 14.6 “Manager” means the Member or any other Person designated by the Member as the manager of the Company.
     Section 14.7 “Member” means Swift Transportation Co. of Arizona, LLC, a Delaware limited liability company, and any Person or entity subsequently admitted as the member of the Company in accordance with the terms of this Agreement.
     Section 14.8 “Membership Interest” means the limited liability company interest of the Member in the Company, including any and all rights, powers, benefits, duties or obligations conferred or imposed on the Member under the Act or this Agreement.
     Section 14.9 “Person” means any individual, corporation, limited liability company, partnership, joint venture, trust, estate, sole proprietor, association, or similar entity or group.

     Section 14.10 “Predecessor Entity” means as defined in Section 1.1 of this Agreement.
     IN WITNESS WHEREOF, the Member has executed and delivered this Limited Liability Company Agreement effective the day and year first above written.

MEMBER:

Swift Transportation Co. of Arizona, LLC, a Delaware limited liability company

By: Name:	/s/ Jerry Moyes Jerry Moyes
Its:	CEO & President